The Prudential Series Fund, Inc.
For the fiscal year ended 06/30/04
File number 811-40896

SUB-ITEM 77D
Policies With Respect to Security Investment
The Prudential Series Fund, Inc.
SP Technology Portfolio
Prospectus dated May 1, 2003
Supplement dated January 20, 2004
___________________________________________________________________________
_________

          Effective on or about January 20, 2004, The Dreyfus Corporation will replace Alliance Capital Management, L.P. (Alliance) as subadviser to the SP Technology Portfolio (formerly, SP Alliance Technology Portfolio). Effective on or about January 20, 2004 each section of the prospectus is replaced or supplemented as noted below:


INVESTMENT OBJECTIVES AND PRINCIPAL STRATEGIES OF THE PORTFOLIOS

SP Technology Portfolio

Investment Objective:  long-term growth of capital.

We normally invest at least 80% of the Portfolio?s investable assets (net assets plus any borrowings made for investment purposes) in securities of companies that use technology extensively in the development of new or improved products or processes. The Portfolio also may invest up to 25% of its total assets in foreign securities. The Portfolio?s investments in stocks may include common stocks, preferred stocks and convertible securities, including those purchased in initial public offerings (IPOs). Technology stocks, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall stock market. While we make every effort to achieve our objective, we can?t guarantee success and it is possible that you could lose money. This Portfolio is advised by The Dreyfus Corporation.

Principal Risks:

?	company risk
?	credit risk
?	derivatives risk
?	foreign investment risk
?	growth stock risk
?	industry/sector risk
?	interest rate risk
?	initial public offering (IPO) risk
?	liquidity risk
?	management risk
?	market risk
?	short sale risk
?	smaller company risk
?	technology company risk
?	technology sector risk

	. . . . . . .

	PRINCIPAL RISKS

	Growth stock risk. Investors often expect growth companies to increase their earnings at a certain rate. If these expectations are not met, investors can punish the stocks inordinately, even if earnings do increase.
In addition, growth stocks typically lack the dividend yield that can cushion stock prices in market downturns.

	Initial public offering (IPO) risk. The prices of securities purchased in initial public offerings (IPOs) can be very volatile. The effect of IPOs on the performance of a Portfolio depends on a variety of factors, including the number of IPOs the Portfolio invests in relative to the size of the Portfolio and whether and to what extent a security purchased in an IPO appreciates or depreciates in value. As a Portfolio?s asset base increases, IPOs often have a diminished effect on a Portfolio?s performance.

Smaller company risk. The shares of smaller companies tend to trade less frequently than those of larger, more established companies, which can have an adverse effect on the pricing of these securities and on a Portfolio?s ability to sell these securities. In the case of small cap technology companies, the risks associated with technology companies (see technology company risk below) are magnified.

	Technology company risk. Technology companies, especially small cap technology companies, involve greater risk because their revenue and/or earnings tend to be less predictable (and some companies may be experiencing significant losses) and their share prices tend to be more volatile. Certain technology companies may have limited product lines, markets or financial resources, or may depend on a limited management group. In addition, these companies are strongly affected by worldwide technological developments, and their products and services may not be economically successful or may quickly become outdated. Investor perception may play a greater role in determining the day-to-day value of technology stocks than it does in other sectors. Portfolio investments made in anticipation of future products and services may decline dramatically in value if the anticipated products or services are delayed or cancelled.

	Technology sector risk. The technology sector has historically been among the most volatile sectors of the stock market. Because the SP Technology Portfolio concentrates its investments in the technology sector, its performance will be affected by developments in the technology sector.


	MORE DETAILED INFORMATION ON HOW THE PORTFOLIOS INVEST

	Investment Objectives and Policies

	SP Technology Portfolio

        The investment objective of this Portfolio is growth of capital. Current income is only an incidental consideration. While we make every effort to achieve our objective, we can?t guarantee success and it is possible that you could lose money.

        In order to pursue the investment objective of the Portfolio, the Portfolio normally invests at least 80% of its investable assets in securities of companies that use technology extensively in the development of new or improved products or processes. The Portfolio will not change this policy unless it provides 60 days prior written notice to contract owners. Up to 25% of the Portfolio?s assets may be invested in foreign securities. The Portfolio?s stock investments may include common stocks, preferred stocks and convertible securities, including those purchased in initial public offerings (IPOs).

        In choosing stocks, the Portfolio looks for technology companies with the potential for strong earnings or revenue growth rates, although some of the companies in which the Portfolio invests may currently be experiencing losses. The Portfolio focuses on those technology sectors that the subadviser expects to outperform on a relative scale. The more attractive sectors are overweighted. Among the sectors evaluated are those that develop, produce or distribute products or services in the computer, semi-conductor, electronics, communications, healthcare, biotechnology, computer software and hardware, electronic components and systems, network and cable broadcasting, telecommunications, defense and aerospace, and environmental sectors.

        The Portfolio typically sells a stock when the subadviser believes there is a more attractive alternative, the stock?s valuation is excessive or there are deteriorating fundamentals, such as a loss of competitive advantage, a failure in management execution or deteriorating capital structure. The Portfolio may also sell stocks when the subadviser?s valuation of a sector has changed.

        The Portfolio may, but is not required to, use derivatives, such as futures and options, as a substitute for taking a position in the underlying asset, to increase returns, or as part of a hedging strategy. The Portfolio may also engage in short sales, typically for hedging purposes, such as to limit exposure to a possible market decline in the value of its Portfolio securities.

        Because the Portfolio invests primarily in technology companies, factors affecting those types of companies could have a significant effect on the Portfolio?s net asset value. In addition, the Portfolio?s investments in technology stocks, especially those of small, less-seasoned companies, tend to be more volatile than the overall market. The Portfolio?s investments in debt and foreign securities have credit risk and foreign risk.

        The Portfolio may lend its portfolio securities to brokers, dealers and other financial institutions. In connection with such loans, the Portfolio will receive collateral from the borrower equal to at least 100% of the value of the loaned securities. Should the borrower of the securities fail financially, the Portfolio may experience delays in recovering the loaned securities or exercising its rights in the collateral.

        In response to adverse market conditions or when restructuring the Portfolio, the subadviser may invest up to 100% of the Portfolio?s assets in money market instruments. Investing heavily in these securities limits the ability to achieve the investment objective, but can help to preserve the Portfolio?s assets when the markets are unstable. At times, the Portfolio may engage in short-term trading, which could produce higher transaction costs.

        The Portfolio is managed by The Dreyfus Corporation. Prior to January 20, 2004, the Portfolio was managed by Alliance Capital Management, L.P.
	. . . . . . .


	HOW THE FUND IS MANAGED -- Investment Subadvisers

       The Dreyfus Corporation (Dreyfus) serves as the subadviser to the SP Technology Portfolio. Dryefus is an indirect, wholly-owned subsidiary of Mellon Financial Corporation (Mellon). Founded in 1947, Dreyfus manages, as of September 30, 2003, approximately $168 billion in 203 mutual fund portfolios. Mellon is a global financial services company. Headquartered in Pittsburgh, Pennsylvania, Mellon is one of the world?s leading providers for corporations and institutions and affluent individuals. Dreyfus? address is 200 Park Avenue, New York, New York 10166.



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